UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2013

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Dividend Capital Diversified Property Fund Inc. (referred to herein as the “Company,” “we,” “our,” or “us”), Dividend Capital Total Realty Operating Partnership LP, the Company’s operating partnership (the “Operating Partnership”), and Dividend Capital Total Advisors LLC, the Company’s advisor (the “Advisor”), previously entered into that certain Eighth Amended and Restated Advisory Agreement dated as of July 12, 2012 (the “Advisory Agreement”). On June 27, 2013, the Company, the Operating Partnership and the Advisor agreed to renew the Advisory Agreement effective as of June 30, 2013 for an additional one-year term expiring June 30, 2014. The terms of the Advisory Agreement otherwise remain unchanged.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2013, the board of directors of the Company appointed J. Michael Lynch to serve as President, effective as of July 1, 2013. Mr. Lynch will become an employee of the Advisor, effective as of July 1, 2013.

J. Michael Lynch, age 60, has over 30 years of real estate development and investment experience. Prior to joining the Company, Mr. Lynch served as Chief Investment Officer of Arden Realty, Inc., a GE Capital Real Estate Company from May 2007 to June 2013. While with Arden Realty, Mr. Lynch oversaw capital market activities for a $4.5 billion office and industrial portfolio and led a team responsible for approximately $2 billion in acquisition and disposition activity. From May 2004 to March 2007, he served as Senior Vice President of Investments for Equity Office Property Trust. While at Equity Office Properties Trust, Mr. Lynch managed office investment activity in major cities in the Western U.S. and development activity throughout the U.S. and completed transactions valued at over $1.5 billion of core and core-plus properties.

Mr. Lynch serves as an Advisory Board member for American Homes 4 Rent. Mr. Lynch received his Bachelor of Science Degree in Economics, cum laude, from Mount Saint Mary’s College and his Master’s Degree in Architecture from Virginia Polytechnic Institute.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On June 27, 2013, the Company held its 2013 annual meeting of stockholders (the “Annual Meeting”). The proposals considered at the Annual Meeting are described in detail in the Company’s definitive proxy statement for the Annual Meeting as filed with the Securities and Exchange Commission on April 29, 2013 (the “Proxy”). At the Annual Meeting, the Company’s stockholders approved the first and second proposals described in the Proxy before the Annual Meeting was adjourned. The third proposal described in the Proxy was not approved. As of April 1, 2013, the record date, 177,217,579 shares of common stock were eligible to vote, of which 88,765,525 shares, or approximately 50.1%, were present to vote by proxy or in person.

First Proposal. The Company’s stockholders elected five directors of the Company (the “Directors”), who will serve until the 2014 annual meeting of stockholders and until their respective successors are duly elected and qualify. The Directors were elected pursuant to the voting results set forth below:

Name	For	Against	Abstain
Richard D. Kincaid	79,319,708	3,067,917	6,377,901
John A. Blumberg	79,144,139	3,264,824	6,356,563
Charles B. Duke	79,139,708	3,156,593	6,469,225
Daniel J. Sullivan	79,259,073	3,192,404	6,314,049
John P. Woodberry	79,278,240	3,087,009	6,400,277

Second Proposal. The Company’s stockholders ratified the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2013, as set forth below:

For	Against	Abstain
80,864,502	2,244,577	5,656,447

Third Proposal. The Company’s stockholders did not ratify the proposed charter amendment to clarify information regarding the interests of the Company’s Advisor in the Company and the Company’s Operating Partnership. Although a majority of the shares that were present to vote at the Annual Meeting voted for ratification of the proposed charter amendment, as set forth below, the proposal did not pass because it did not receive the affirmative vote of a majority of the Company’s outstanding shares of common stock:

For	Against	Abstain
79,339,975	2,558,832	6,866,719

Item 8.01	Other Events.

Recent Pricing Information (unaudited)

Below is the daily net asset value (“NAV”) per share, as determined in accordance with our valuation procedures, for each business day from June 1, 2013 through June 30, 2013, for each of our classes of common stock (we refer to our unclassified shares of common stock as “Class E” shares):

Date	NAV per Share
	Class E	Class A	Class W	Class I
June 3, 2013	$6.74	$6.74	$6.74	$6.74
June 4, 2013	$6.74	$6.74	$6.74	$6.74
June 5, 2013	$6.74	$6.74	$6.74	$6.74
June 6, 2013	$6.74	$6.74	$6.74	$6.74
June 7, 2013	$6.75	$6.75	$6.75	$6.75
June 10, 2013	$6.76	$6.76	$6.76	$6.76
June 11, 2013	$6.77	$6.77	$6.77	$6.77
June 12, 2013	$6.77	$6.77	$6.77	$6.77
June 13, 2013	$6.77	$6.77	$6.77	$6.77
June 14, 2013	$6.77	$6.77	$6.77	$6.77
June 17, 2013	$6.77	$6.77	$6.77	$6.77
June 18, 2013	$6.78	$6.78	$6.78	$6.78
June 19, 2013	$6.78	$6.78	$6.78	$6.78
June 20, 2013	$6.78	$6.78	$6.78	$6.78
June 21, 2013	$6.79	$6.79	$6.79	$6.79
June 24, 2013	$6.79	$6.79	$6.79	$6.79
June 25, 2013	$6.82	$6.82	$6.82	$6.82
June 26, 2013	$6.84	$6.84	$6.84	$6.84
June 27, 2013	$6.83	$6.83	$6.83	$6.83
June 28, 2013	$6.83	$6.83	$6.83	$6.83

On any day, our share sales and redemptions will be made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Diversified Property Fund, Inc.

June 28, 2013

	By:	/S/ M. KIRK SCOTT
M. Kirk Scott
Chief Financial Officer